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                                                                      Exhibit 99


                                 January 9, 2004

[QT 5, INC. LOGO] Patent for NICOtine Water Reassigned

WESTLAKE VILLAGE, Calif. January 9, 2004--QT 5, Inc. (OTC Bulletin Board: QTFV), manufacturer, distributor and marketers of biomedical products, today announced that it was unsuccessful in retaining the rights to United States Patent No. 6,268,386. In an arbitration proceeding brought by the Company, it was determined that QT 5, Inc. forfeited the existing patent assignment agreement by failing to achieve certain benchmarks within an initial time frame after the FDA prohibited the sale of NICOWater(TM)as a dietary supplement. "This is obviously not the announcement we wanted to make regarding the outcome of this arbitration," said QT 5, Inc. President Steven H. Reder. "The Company intends to assist the new owners with an orderly transfer of the patent". QT5, Inc. will cease the promotion and sale of the product under its name and trademark.

Mr. Reder added, "The good news is that our management team has been working to accelerate the introduction of our patented "Target System Diagnostics" product line. We have no plans to downsize our current staff and we are working very closely with our vendors and customers to make this transition as efficient as possible."

QT 5, Inc. CEO, Timothy J. Owens noted, "While we still believe there is a growing demand for products like NICOWater(TM), the long-term potential of QT 5 has always been vested in becoming a diagnostics and bio-defense product provider. Our first major product that will be ready for governmental, commercial and institutional markets is a five panel, self-contained, self regulating Drugs of Abuse Test cup. Designed as a low cost, easy to use test, it has already received the necessary FDA approvals. QT 5 is positioned to accept volume orders commencing in February or March. We also plan to focus on our application for Phase III (ease of use) approval by the FDA on our HIV/AIDS 1 & 2 test.

ABOUT QT 5, INC.

QT 5, Inc. is a Delaware corporation formed in April 1999 as a manufacturer, distributor and marketer of Bio-Med testing products. QT 5, Inc. is currently engaged in the development and introduction of Target System(TM)Diagnostic products and continues to do research and development regarding future products for lifestyle enhancements. QT 5, Inc. is headquartered in Westlake Village, California. For more information on the Company please visit: www.qt5inc.com


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This press  release  contains  forward-looking  statements  that involve  risks,
uncertainties   and  assumptions  that,  if  they  never  materialize  or  prove incorrect, could cause the results of QT 5, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic
conditions  or   performance,   statements  of  belief  and  any  statements  of
assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in the reports filed by QT 5, Inc. with the Securities and Exchange Commission. QT 5, Inc. assumes no obligation and does not intend to update these forward looking statements.


COMPANY CONTACT:
Steve Reder, President
QT 5, Inc.
(818) 338-1510
mailto:sreder@qt5inc.com